SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 23, 2003

Investors Financial Services Corp.

(Exact name of Registrant as specified in its charter)

Delaware (State or jurisdiction of Incorporation	0-26996 (Commission File Number)	04-3279817 (IRS Employer Identification No.)

200 Clarendon Street Boston, Massachusetts 02116 (Address of principal executive offices)		02205-1537 (Zip Code)

Registrant’s telephone number, including area code: 617 937-6700

No change since last report

(Former name or former address, if changed

since last report)

Item 5. Other Events.

Investors Bank & Trust Company (the “Bank”), a wholly-owned subsidiary of Investors Financial Services Corp., (the “Company”), today announced that it has entered into a settlement to pay approximately 50% of a disputed tax liability, including interest, for which the Company previously accrued a liability of approximately $13.9 million, net of federal tax benefit.  As a result of this settlement, the Company will recognize a reduction in its tax accrual of approximately $6.7 million, or approximately $0.10 per share, in the second quarter of 2003.

The dispute involved the DOR’s disallowance of the deduction taken by the Bank for dividends received from its real estate investment trust subsidiary for the 1999, 2000, 2001 and 2002 tax years.  In March 2003, the Governor of Massachusetts signed legislation expressly disallowing the deduction for dividends received from a real estate investment trust subsidiary, retroactive to tax years ending on or after December 31, 1999.  As a result of the enactment of this legislation, the Company ceased recording the tax benefits associated with the dividends received deduction effective for the 2003 tax year and established the $13.9 million accrual, representing an estimate of the additional state tax liability, including interest (net of any federal tax deduction associated with such taxes and interest), relating to the deduction for dividends received from the REIT for the 1999 through 2002 fiscal years.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTORS FINANCIAL SERVICES CORP.

June 23, 2003	By:	/s/John N. Spinney, Jr.
John N. Spinney, Jr.
Chief Financial Officer